Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-145223 on Form S-3 of our reports dated March 12, 2008, relating to i) the consolidated financial statements of CenterPoint Energy Resources Corp. and subsidiaries (the “Company”) (such report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of a new accounting standard related to conditional asset retirement obligations in 2005), and ii) the consolidated financial statement schedule, appearing in this Annual Report on Form 10-K of CenterPoint Energy Resources Corp. for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
March 12, 2008